Exhibit 10.2

Summary of Arrangement between Polycom, Inc. and David R. Phillips with respect to

Relocation Expenses

On February 5, 2008, the Compensation Committee of the Board of Directors of Polycom, Inc. (“Polycom”) approved a relocation package, in an amount of up to $300,000, for David R. Phillips, Polycom’s Senior Vice President of Worldwide Sales, to move his family from their current home in Austin, Texas, to a location near Polycom’s corporate headquarters in Pleasanton, California. Pursuant to the terms of the relocation package, Mr. Phillips will receive the following: (1) home sale assistance from the Company’s third party relocation service; (2) compensation for loss on the sale of Mr. Phillips’ current home; (3) temporary housing accommodations in California for Mr. Phillips and his family; (4) shipment of household goods; (5) storage of household goods; and (6) tax gross up amounts.